EXHIBIT 4.1
                                                                     -----------

                               TLC VENTURES CORP.
                         700 - 900 West Hastings Street
                              Vancouver, BC V6C 1E5


February 13, 2004

BY ELECTRONIC MAIL

Rubicon Minerals Corporation
888 - 1100 Melville Street
Vancouver, BC
V6E 4A6

ATTENTION:        DAVID ADAMSON, PRESIDENT AND CEO
                  MIKE GRAY, VICE PRESIDENT, EXPLORATION

Dear Sirs:

                  POINT LEAMINGTON MINING LEASE IN NEWFOUNDLAND
                  ---------------------------------------------

We are writing to set forth the terms and conditions of the agreement among TLC Ventures Corp. (the "Company") and Rubicon Minerals Corporation ("Rubicon") in respect of the Point Leamington property in Newfoundland (the "Property") which is more particularly described on Schedule "A". For valuable consideration, the receipt and sufficiency of which is hereby acknowledged, we agree as follows:

         1. Rubicon grants to the Company the exclusive and irrevocable option to acquire an undivided 100% interest in the Property, free and clear of all liens, charges, encumbrances, claims or rights of others by:

                  (a) the Company paying to Rubicon a total of $250,000 (the "Cash Consideration") as follows:

                           (i) subject to the TSX Venture Exchange (the "Exchange") providing the Company with written notice of its acceptance of this Agreement (the "Acceptance Date" ), $125,000 on the Acceptance Date;

                           (ii) a further $50,000 on or before the first anniversary of the Acceptance Date; and

                           (iii) a further $75,000 on or before the second anniversary of the Acceptance Date;

                  (b) subject to the Exchange providing the Company with written notice of its acceptance of this Agreement, the Company will issue Rubicon a total of 300,000 fully paid and non-.. assessable common shares (the "Shares) without par value in the capital of the Company (the "Share Consideration") as follows:

                           (i) 150,000 Shares will be issued on the Acceptance Date;

                           (ii) a further 75,000 Shares will be issued on or before the first anniversary of the Acceptance Date; and

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February 13, 2004
Page 2

                           (iii) a further 75,000 Shares will be issued on or before the second anniversary 0 f the Acceptance Date.

                  At the sole election of the Company, the Cash Consideration and Share Consideration schedules as outlined in (a) and (b) above may be accelerated with the outlined tranches paid in advance. In this event, and in any event, once the Company has paid Rubicon $250,000 and 300,000 Shares, the Company will have fully paid for the undivided 100% interest in the Property.

         2. In the event that the Company is unable to fulfill any of the requirements set out in paragraph 1 above within the time limits specified therein due to an act (the "Event) beyond its reasonable control (Force Majeure only), all time limits imposed by this Agreement will be extended by a period of time equal to the period of delay resulting from such Event to a maximum of 120 days.

         3. Rubicon reserves unto itself the Right of First Refusal on the purchase of Noranda's 1.5% net smelter returns royalty (the "NSR") in respect of the Property (Schedule B) and the option to purchase the additional 0.5% NSR held by MFC Bancorp (Schedule C).

         4. Except for firm commitments outlined above, this Agreement provides the Company with an option only and all payments of Cash Consideration, issuances of Share Consideration and any other cash payments are optional to the Company in its sole discretion and nothing in this Agreement obligates the Company to make any payments of Cash Consideration, issue any of the Shares as Share Consideration or make any other cash payments. If the Company does not make any payments of the Cash Consideration or issue any of the Share Consideration set forth in paragraph 1 when due (as such time limits may be extended under the term of this Agreement), then the sole result will be that the Company will forfeit all of its rights under this Agreement.

         5. If, prior to the Company paying to Rubicon $250,000 and 300,000 Shares, the Company sells a 100% interest in the Property to an arms-length third party then Rubicon shall receive 50% of the gross sale proceeds of such sale less the total Cash Consideration and Share Consideration paid to Rubicon pursuant to this Agreement prior to the date of sale. The cash equivalent value of the Share Consideration shall be deemed to be the number of Shares issued to Rubicon under this Agreement prior to the date of sale multiplied by the dollar value per Share calculated as the average of the closing price of the Shares on the TSX Venture Exchange or its primary trading market for the 10 trading days prior to the announcement of the sale of the Property.

         6. There shall be a 1.5km mutual area of interest from the border of the Property (the "AOI") with respect to unstaked and staked claims. For greater certainty, should the Company or Rubicon currently hold an interest in staked claims or mining leases within the AOI, or, should the Company or Rubicon acquire by staking or by application additional claims or mining leases within the AOI, these new properties will form part of this Agreement and be subject to the terms and conditions as set out in this Agreement.

         7. Upon the payment of $125,000 and the issuance of 150,000 Shares, Rubicon will deliver to the Company transfer documents in recordable form sufficient to transfer to the Company an undivided 100% interest in the Property free and clear of all liens, charges, encumbrances, claims or rights of others except for the NSR provided for in paragraph 3 and the Company is entitled to record such transfer documents in the appropriate office in the jurisdiction in which the Property is located but will hold such interest in the Property pursuant to the terms of this Agreement.

         8. The Company will have possession of the Property and be the operator. Provided it has paid to the Cash Consideration and the Share Consideration for any period, the Company shall pay all costs associated with maintaining the Property in good standing including the mining lease payment of approximately $21,000.

February 13, 2004
Page 3

         9. Rubicon acknowledges that any Shares to be issued under this Agreement will be issued under exemptions from the registration and prospectus requirements of the Securities Act (British Columbia) (the "Act") and accordingly, the resale of such Shares will be subject to restrictions imposed by the Act and the share certificates representing the Shares to be issued under this Agreement may bear a legend in respect of such resale restrictions.

         10. Whenever Rubicon proposes to sell any or all of the Shares received as Share Consideration to a third party, other than an affiliate, whether through the facilities of the TSX Venture Exchange or via private sale, Rubicon shall first offer to the Company the right to purchase such Shares on the terms and conditions set out in a written notice delivered to the Company. The Company or its nominee will have 10 days from the receipt of the written notice to exercise its right to purchase the Shares. If the Company or its nominee does not purchase the Shares, Rubicon may sell the Shares to a third party on the same terms and conditions as were set out in the written notice.

         11.      Rubicon represents and warrants to the Company that:

                  (a) Rubicon is the beneficial and recorded owner of an undivided 100% right, title and interest in and to the Property, free and clear of any liens, charges, encumbrances or surface rights restrictions whatsoever;

                  (b) Rubicon has the full right, power and authority to enter into this Agreement and carry out all the terms hereof, and the entering into of this Agreement does not conflict with any agreement or other commitment to which Rubicon is a party;

                  (c) there are no outstanding agreements or options to acquire any interest in the Property or any part thereof of any interest therein other than the NSR referred to in paragraph 3;

                  (d) all of the claims comprising the Property are valid and properly located and staked and recorded under the laws of Newfoundland;

                  (e) all of the claims comprising the Property are subsisting and assignable and in good standing pursuant to all applicable laws and all taxes, charges and assessments with respect thereto have been paid in full as of the date hereof;

                  (f) Rubicon has not caused, permitted or allowed any contaminants, pollutants, wastes or toxic substances (collectively, the "Hazardous Substances") to be released, placed, escaped, leached or disposed of on, into, under or through the Property or nearby areas and no Hazardous Substances or underground storage tanks are contained, harboured or otherwise present in or upon the Property or nearby areas;

                  (g) there are no actions, suits, investigations or proceedings before any court, arbitrator, administrative agency or other tribunal or governmental authority, whether current, pending or threatened, which directly or indirectly relate to or affect the Property nor is Rubicon aware of any facts which would suggest that the same might be initiated or threatened;

                  (h) the execution of this Agreement and the performance of its terms have been duly authorized by all necessary actions;

                  (i) there are no additional fees, annual assessment commitments or site work required to maintain the Property in good standing other than the annual mining lease payment totalling approximately $21,000;

February 13, 2004
Page 4

                  (j) there are no `Rights of First Refusal" with respect to Rubicon selling its ownership interest in the Property;

                  (k) Rubicon does not own or control an interest in any claims or mining leases located within the AOI; and

                  (1) on or before the Acceptance Date, Rubicon will deliver to the Company all reports, drill logs, assay information, metallurgical data and digital files it has in its possession with respect to the Property.

         12.      The Company represents and warrants to Rubicon that:

                  (a) the Company is a valid and subsisting corporation incorporated and in good standing under the laws of the Province of British Columbia;

                  (b) the Company is duly registered and licensed to carry on business in the jurisdictions in which it carries on business or owns property where required under the laws of that jurisdiction;

                  (c) the Company has conducted and is conducting its business in material compliance with all applicable laws, rules and regulations and all other requirements of any governmental or regulatory bodies applicable to the Company or its assets;

                  (d) the Company is not a party to any actions, suits, proceedings or inquiries, at law or in equity or before or by any federal, provincial, municipal or other governmental department, commission, board, bureau, agency or instrumentality which could materially affect its business, operations or financial condition, and to its knowledge no such actions, suits or proceedings are contemplated or have been threatened;

                  (e) the Company has all requisite power and authority to carry out its obligations under this Agreement;

                  (f) the execution and delivery of this Agreement, the performance by the Company of its obligations hereunder, the consummation of the transactions contemplated in this Agreement and the allotment and issuance of the Share Consideration does not and will not conflict with and does not and will not result in a breach of any of the terms, conditions, or provisions of, or constitute a default under, (whether after notice or lapse of time or both):

                           (i) the constating documents of the Company,

                           (ii) any statute, rule or regulation applicable to the Company,

                           (iii) any judgement, decree or order binding on the Company or any interests or assets of the Company, or

                           (iv) any agreement, document or instrument to which the Company is a party or by which its interests or assets are affected;

                  (g) the Company will reserve or set aside sufficient shares in its treasury to issue the Share Consideration and upon their issuance the Share Consideration will be duly and validly allotted and issued as fully paid and non-assessable. The Share Consideration will be subject to a minimum 4 month hold period from date of issuance or such additional restrictions as dictated by the TSX Venture Exchange;

February 13, 2004
Page 5

                  (h) the authorized capital of the Issuer consists of 25,000,000 common shares, of which 13,709,000 common shares are duly and validly issued as fully-paid and non-assessable;

                  (i) there are no securities convertible or exchangeable into common shares of the Company, nor does any person have or hold any agreement (other than this Agreement), right, warrant, option, privilege (whether pre-emptive or contractual) being or capable of becoming an agreement, warrant, option or right for the purchase of any unissued shares in the capital of the Company except for incentive stock options to purchase a total of 1,055,000 common shares at an exercise price of$0.25 per share;

                  (j) the Company is a "reporting issuer" in the jurisdictions of British Columbia and Alberta and is not in default of any requirements of the Securities Act (British Columbia) and the Securities Act (Alberta) (collectively the "Acts") or of any of the by-laws, rules or policies of the Exchange;

                  (k) at the Closing, every consent, approval, authorization, order or agreement from or with the Exchange that is required for the transactions herein contemplated to occur at Closing to be valid will have been obtained and will be in effect;

                  (1)      the Company will use its best efforts to:

                           (i) maintain its status as a reporting issuer under the Acts,

                           (ii) comply with the requirements of and not be in default under the provisions of the Acts and the rules and policies of the Exchange and maintain the listing of the Shares on the Exchange;

                  (o) it is the Company's responsibility to ensure any related party costs including, without limitation, third party reports, if required, are at the sole cost of the Company. Any costs required for third party waivers or assignments of the Agreement or the NSR's will be at the Company's cost; and

                  (p) the Company does not currently own or control an interest in any claims or mining leases within the AOI.

          13. This Agreement may be terminated by the Company at any time by 30 days notice in writing to Rubicon. If the Company elects to terminate this Agreement, the Company will transfer the Property back to Rubicon in good standing and will deliver to Rubicon all reports obtained or prepared for or by the Company in respect of the Property. Failure to make payments and failure to remedy default within 60 days as notified in writing from Rubicon will cause the Property to irrevocably be transferred back to Rubicon.

         14.      This Agreement is subject to:

                  (a) the acceptance of the Exchange; and

                  (b) the approval of the Board of Directors of the Company.

         15. The issuance of the Shares described in paragraph 1(b) are subject to such issuances being in compliance with all applicable laws and rules and policies of applicable regulatory bodies.

         16. This Agreement will constitute a binding agreement among the parties.

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February 13, 2004
Page 6

         17. This Agreement may be executed in as many counterparts as may be necessary and by facsimile, each of such counterparts so executed wi1l be deemed to be an original and such counterparts together will constitute one and the same instrument and notwithstanding the date of execution will be deemed to bear the date as of the day and year first above written.

         18. This Agreement will be interpreted in accordance with the laws of the Province of British Columbia and will enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.


If the foregoing is acceptable to you, please indicate your agreement by signing and returning this letter.

Yours very truly,

TLC Ventures Corp.


By:              /s/
    -----------------------------
    Ed Farrauto, President

The foregoing is accepted and agreed to this 6th day of February 2004 by Rubicon Minerals Corporation:


----------------------------
Authorized Signatory

                                  SCHEDULE" A"
                                  ------------

                      POINT LEAMINGTON MINING LEASE DETAILS
                      -------------------------------------


PROPERTY NAME                     MINING DIVISION                   MINING LEASE
-------------                     ---------------                   ------------

                                  Green Bay, NF                     136 (2655)
Point Leamington

                                  SCHEDULE "B"
                                  ------------

                                  NORANDA'S NSR
                                  -------------


                  [Letterhead of Rubicon Minerals Corporation]


VIA FACSIMILE


May 14, 1999

NORANDA INC.
2800 Park Place
666 Burrard Street
Vancouver, BC V6C 227

Dear Sirs:

RE:      POINT LEAMINGTON PROPERTY, NEWFOUNDLAND

Further to the letter agreement dated August 26, 1998 between Rubicon Minerals Corporation ("Rubicon") and Noranda Mining and Exploration Inc. (the "Optionor"), this letter will serve to confirm and document our formal agreement (the "Agreement") with respect to the mineral interests described in Schedule "A" attached hereto. The mineral interests described therein are hereinafter referred to as the "Property".

The terms of our Agreement are as follows:

1. The Optionor represents and warrants to Rubicon that:

         (a) the Optionor has the sole and exclusive right to a 75% undivided right, title and interest in the Property and, without limiting the generality of the foregoing,

                  (i) pursuant to an agreement (the "Nalco Agreement") made as of March 1, 1975 and entered into on April 18, 1977 between Newfoundland and Labrador Corporation Limited ("Nalco") and the Optionor, the Optionor acquired a 75% undivided ownership interest in the Jointly Owned Assets (as such term was defined in the Nalco Agreement);

                  (ii) pursuant to a letter agreement dated November 25, 1988 between Nalco and the Optionor, the Optionor consented to the transfer of a portion of Nalco's interest in the property described in Schedule "A" to the Nalco Agreement (the "Point Leamington Property") to two companies in which Nalcap Holdings Inc. either directly or indirectly owned significant shareholdings; and

                  (iii) pursuant to an amendment agreement (the "Amendment Agreement") dated June 27, 1989 between Nalco, the Optionor, Vincent Resources Ltd. ("Vincent") and Dominion Jubilee Corporation Limited ("Jubilee"), the Optionor consented to an assignment of a partial interest in the Point Leamington Property and the Frozen Ocean Property (as such ____ was defined in the Amendment Agreement) by Nalco to each of Vincent and Jubilee;

                  (iv) pursuant to the Declaration of Trust dated August 21, 1990, the Optionor agreed to hold all mining leases or licences acquired with respect to the Property in trust for Nalco to the extent of Nalco' s interest therein as determined pursuant to the Nalco Agreement and the Amendment Agreement;

         (b) the Property is properly and accurately described in Schedule "A" attached hereto;

         (c) the mining lease comprising the Property (the "Mining Lease") has been properly registered by the mineral claims recorder under the Mineral Act (Newfoundland) (the "Mineral Act");

         (d) the Optionor has the right to carry on business in the Province of Newfoundland and Labrador and has the full right and authority to enter into this Agreement;

         (e) except for the agreement (the "MFC Agreement") dated as of September 2, 1998 between Rubicon and MFC Merchant Bank S.A. ("MFC ") and the agreement between Rubicon and LA Telco International Inc. ("LA Telco ") with respect to the remaining 25% interest in the Property, to the best of the knowledge of the Optionor, there are no adverse interests or other agreements affecting the Optionor's 75% undivided right, title and interest in the Property, including, but not limited to, with respect to the payment of any royalties or other payments in the nature of rent or royalties relating to the Property or production therefrom, and no consents are required from MFC, LA Telco or any other third party in order for the Optionor to enter into this Agreement;

         (f)      as of the date hereof,

                  (i) the Mining Lease is in good standing;

                  (ii) all terms, conditions and obligations contained in the Mining Lease to be discharged, satisfied or met to the date hereof, have been discharged, satisfied or met by the Optionor or its predecessors in title, or, to the best of the knowledge of each of the Optionor, MFC, LATelco or its predecessors in title;

                  (iii)    the Mining Lease has not been amended or modified;

                  (iv) the current expiry date of the Mining Lease is August 29, 2015; and

                  (v) the Optionor has made, and the Newfoundland Government has received and issued a receipt for, the Mining Lease payment of $21,032.80 to the Newfoundland Government which was due on August 31, 1998 in order to keep the Property in good standing.

         (g) to the best of the knowledge of the Optionor, except as described herein, the Property is free and clear of all liens, charges and encumbrances, recorded or unrecorded;

         (h) to the best of the knowledge of the Optionor, there are no outstanding or pending actions, suits or claims affecting all or any part of the Property; and

         (i)      the Optionor is not a non-resident within the meaning of
                  Section 116 of the Income Tax Act (Canada).

The Optionor acknowledges and agrees that Rubicon is entering into this Agreement relying upon the representations and warranties made to Rubicon herein and the correctness of each such representation and warranty is a condition upon which Rubicon is entering into this Agreement, each of which condition may be waived in whole or in part solely by Rubicon, and all such representations and warranties shall survive the execution and delivery of this Agreement and the transactions contemplated hereby and the Optionor shall save and hold Rubicon harmless from all loss, damage, costs, actions or suits arising out of or in connection with a breach of any representation or warranty contained herein.

2. Rubicon represents and warrants to (and, where applicable, covenants with) the Optionor that:

         (a) Rubicon is a company duly incorporated and validly existing under the laws of British Columbia and has the corporate power and authority to own or lease its properties and to carry on the business now carried on by it;
         (b) Rubicon has the full corporate power and authority to enter into this Agreement and to perform all of its obligations under this Agreement;
         (c) the Rubicon Shares (as defined in subsection 4(b)) will be duly authorized and validly issued and outstanding as fully paid and non-assessable shares in the capital of Rubicon as at the date of issuance thereof, free and clear of all encumbrances other than restrictions imposed by applicable securities laws and by the policies of the Vancouver Stock Exchange (the "VSE"); and
         (d) the common shares of Rubicon are listed and posted for trading on the VSE, and following the issuance thereof as contemplated by this Agreement, the Rubicon Shares will form part of such class of common shares listed and posted for trading on the VSE.

Rubicon acknowledges and agrees that the Optionor is entering into this Agreement relying upon the representations and warranties made to the Optionor herein and the correctness of each such representation and warranty is a condition upon which the Optionor is entering into this Agreement, each of which condition may be waived in whole or in part solely by the Optionor, and all such representations and warranties shall survive the execution and delivery of this Agreement and the transactions contemplated hereby and Rubicon shall save and hold the Optionor harmless from all loss, damage, costs, actions or suits arising out of or in connection with a breach of any representation or warranty contained herein.

3. The Optionor hereby grants to Rubicon the exclusive right and option to earn the Optionor's 75% undivided right, title and interest in the Property in accordance with the provisions hereof.

4. To maintain the option granted hereunder in good standing and earn the Optionor's 75% undivided right, title and interest in the Property, Rubicon shall:

         (a) make a one-time payment (the "Cash Payment") to the Optionor in the amount of $21,032.80 on or before August 31, 1998 (which Cash Payment was made on August 28, 1998, the receipt of which is hereby acknowledged by the Optionor), provided that if the Newfoundland Government does not issue a receipt for the Mining Lease payment referred to at subclause 1(f)(v), the Cash Payment shall be refundable to Rubicon forthwith; and
         (b) provided the receipt referred to in subsection 4(a) hereof has been issued for the Mining Lease, issue a total of 100,000 common shares in the capital of Rubicon ("Rubicon Shares") to the Optionor in five tranches (subject to the approval of the VSE) in accordance with the following schedule:

                  (i) 12,500 Rubicon Shares on December 31, 1998 (which shares have been issued, receipt of which is hereby acknowledged by the Optionor;
                  (ii)     12,500 Rubicon Shares on August 31,1999;
                  (iii)    25,000 Rubicon Shares on August 31,2000;
                  (iv)     25,000 Rubicon Shares on August 31,2001 and
                  (v)      25,000 Rubicon Shares on August 31, 2002;

         (c) provided that such payments may be accelerated at any time in the sole discretion of Rubicon. The Rubicon Shares will be issued pursuant to the exemption set out in subsection 74(2)(18) of the Securities Act (British Columbia) (the "BCSA") and will be subject to the applicable trading restrictions contained in the BCSA, and the Rules and Regulations promulgated pursuant thereto.

5. Once Rubicon has earned the Optionor's 75% undivided right, title and interest in the Property in accordance with the foregoing subsections 4(a) and (b), the Optionor's only remaining rights under this Agreement will be to the Net Smelter Returns Royalty ("NSR") set out in Section 11, the Right of First Refusal set out in Section 16, and the indemnity set out in Section 17.

6. In the event that the authorized capital of Rubicon as constituted on the date hereof is consolidated into a lesser number of shares or subdivided into a greater number of shares, the number of Rubicon Shares required to be issued pursuant to subsection 4(b) hereof shall be correspondingly decreased, in the case of a consolidation, or increased, in the case of a subdivision, as applicable. In the event that Rubicon shall amalgamate or merge with any other company or companies whether by way of statutory amalgamation, sale of its assets and undertaking, or otherwise, prior to having issued all of the Rubicon Shares required to be issued pursuant to subsection 4(b), then in each such event, the number of Rubicon Shares resulting from such amalgamation or merger required to be issued to the Optionor pursuant to subsection 4(b) shall be such number of Rubicon Shares in Rubicon as would have been acquired by the Optionor pursuant to the amalgamation or merger had the shares been issued to the Optionor immediately prior to the date of such amalgamation or merger.

7. With the exception of dispositions of Rubicon Shares related to an issuer bid or a take-over bid (as such terms are defined in the Securities Act (Ontario) (the "OSA") for the Rubicon Shares, if the Optionor wishes to dispose of any of the Rubicon Shares which Rubicon has issued to the Optionor, the Optionor may only do so after providing not less than fifteen (15) days' prior written notice to Rubicon which notice shall contain, if applicable, the proposed sale price, whereupon Rubicon will have the right, during such fifteen (15) day period, to find a buyer for the Rubicon Shares proposed to be disposed of by the Optionor to be purchased by such buyer at prevailing market prices or at the proposed sale price, whichever is greater. If Rubicon identifies such a buyer, the Optionor will sell the relevant portion of the Rubicon Shares to the buyer located by Rubicon. If Rubicon fails to identify a buyer within such fifteen (15) day period, or if the buyer identified by Rubicon fails to complete this purchase of the relevant Rubicon Shares within five business days of the expiry of the. above-mentioned fifteen (15) day period, the Optionor shall thereafter be entitled to dispose of the relevant portion of the Rubicon Shares to such persons and on such terms as it may in its sole discretion determine.

8. If Rubicon fulfills the requirements (the "Option Requirements ") set forth in subsections 4(a) and (b), Rubicon shall have exercised the Option and shall have purchased the Optionor's undivided 75% undivided right, title and interest in the Property in accordance with the provisions hereof. On the date on which Rubicon shall have fulfilled the Option Requirements, the Optionor shall forthwith assign, transfer and set over to Rubicon all of its right, title and interest in and to the Property, including, without limitation, its rights in and to the Mining Lease and shall execute and deliver to Rubicon all such transfers, assignments, consents and other documents as are necessary to assign and transfer to Rubicon all of the right, title and interest of the Optionor in and to the Property.

9. On issuance of the first tranche of Rubicon Shares pursuant to subclause 4(b)(i) and provided that the Newfoundland Government has received and issued a receipt for the Mining Lease Payment referred to at subclause l(f)(v), the Optionor shall, if requested by Rubicon, execute and deliver transfers of the Property in registrable form to Rubicon, and Rubicon may record such transfers and hold the Property in trust for the parties during the currency of this Agreement provided that, in such event, "reverse" bills of sale (or other acceptable instruments of transfer) transferring the Property back to the Optionor will be delivered to a mutually acceptable escrow agent, such instruments of transfer to be released to the Optionor if the option is terminated. Each of the parties shall be entitled to record this Agreement as evidence of its beneficial interest in the Property from time to time during the currency of this Agreement, and each party agrees to execute and deliver all necessary documents to facilitate such recordings from time to time in order to comply with Section 6 of the Mineral Act.

10. This Agreement may be terminated at any time by Rubicon giving 60 days' notice to that effect to the Optionor in accordance with this Section 10, provided that prior to termination Rubicon will provide the Optionor with a report of Rubicon's activities related to the Property (including one set of copies of assay plans and diamond drill records) 30 days prior to the termination date. All additional share issuances required to be made pursuant to subclause 4(b) hereof are optional at the sole discretion of Rubicon. If Rubicon fails to make each of the share issuances in accordance with the schedule described in subclause 4(b), the Optionor may at any time give thirty business days' notice of termination to Rubicon and, in such case unless such share issuance is made within such thirty day period, or if Rubicon gives notice of termination in accordance with this Section 10, this Agreement shall terminate and Rubicon shall return the Property free and clear of all liens and encumbrances which may have arisen and attached to the Property subsequent to the effective date of this Agreement as a result of the activities conducted hereunder by Rubicon and Rubicon shall ensure that the Property will be in good standing for a period of at least one year following the date of termination. The termination of this Agreement shall not relieve Rubicon of any obligation or liability incurred up to the effective date of termination, provided that nothing in this Agreement shall commit Rubicon to incur any expenditures or make any share issuances, except for the Cash Payment described in subsection 4(a).

11. If there is any production from the Property such that any product is extracted nom ore mined from the Property, a 1.5% Net Smelter Returns Royalty ("NSR") will be payable from Rubicon to the Optionor in accordance with the provisions of Schedule "B" attached hereto. The Optionor acknowledges and agrees that, pursuant to the MFC Agreement and in . consideration for MFC's interest in the Property, a 0.5% NSR will be payable from Rubicon to MFC also in accordance with the provisions of Schedule "B".

12. The Optionor agrees that during the term of this Agreement, prior to Rubicon having earned its interest in the Property as contemplated by
         Section 4, Rubicon shall, subject to Section 14, have the exclusive right to conduct exploration and development work on the Property, including, without limitation, the full right to sample, examine, diamond drill, and develop or mine the Property in such manner as Rubicon in its sale discretion may deem necessary and proper, provided that in the event that Rubicon removes or mines and sells any mineral products derived from the Property during such period, all proceeds therefrom received by Rubicon (after deduction of any costs incurred by Rubicon in removing, mining and disposing of such mineral products) shall be paid to the Optionor. In addition, Rubicon shall have the full right to erect, bring and install thereon all such buildings, machinery, equipment and supplies as Rubicon shall deem necessary and proper. In the event of termination of this Agreement for any reason, all buildings, plant, equipment, machinery, tools, appliances and supplies which have been brought on the Property by Rubicon during the term of this Agreement shall be removed by Rubicon not later than six
         (6) months after the termination of this Agreement. Upon termination, Rubicon shall comply with all reclamation and other environmental requirements imposed or prescribed by applicable law with respect to its activities on the Property.

13.      Prior to earning its interest in the Property as contemplated by
         Section 4, all work done by Rubicon on the Property shall be done in accordance with good mining practice and in compliance with applicable laws and regulations.

14. Prior to Rubicon earning its interest in the Property as contemplated by Section 4, the Optionor and its authorized representatives shall have reasonable access to the Property at their sole risk and expense to review work being carried out thereon and also shall have access at all reasonable times to the records of Rubicon respecting exploration and development work carried out on the Property and the results obtained therefrom, provided however, that this shall not unduly interfere with or disrupt the activities of Rubicon. Rubicon shall provide the Optionor with quarterly reports indicating the status of the exploration work being conducted on the Property. The Optionor agrees that all data and information with respect to the Property provided to or received by the Optionor shall be treated as confidential and shall not be disclosed to any other person, except as required by any regulatory authority having jurisdiction to do so, without the prior written consent of Rubicon, which consent shall not be unreasonably withheld.

15. On execution of this Agreement, the Optionor will deliver to Rubicon copies of all technical and historical data (including interpretive data) which is in the Optionor's possession relating to the Property (to the extent that any such data has not already been delivered to Rubicon). In addition to the foregoing, the Optionor will ensure that Rubicon has access to all diamond drill core from the Property which drill core is either in the Optionor's possession or is in the possession of the Government of Newfoundland and Labrador pursuant to Sections 6 and 15 of the Mineral Act.

16.      (a)      In the event that the Property is placed into Commercial
                  Production, the Optionor shall have a Right of First Refusal to purchase concentrates produced from the Property. In the event that Rubicon arranges for the sale of all or part of concentrates produced from the Property, through a bona fide offer from an independent third party (the "Proposed Purchaser
                  ") which offer Rubicon desires to accept, Rubicon shall first offer (the "Offer ") such concentrates in writing to the Optionor upon terms no less favorable than those offered by the Proposed Purchaser. The Offer shall specify price, terms, quantity and conditions of such sale. If, within fifteen (15) business days of receipt of the Offer, the Optionor informs
                  Rubicon that it will accept the Offer, Rubicon shall be bound to sell the concentrates on the terms and conditions of such Offer, failing which Rubicon will then be able to sell the concentrates to a third party and will then be under no obligation to present further offers to the Optionor with respect to the concentrates specified in the original Offer.
                  Payment for the concentrates shall be received by Rubicon no later than specified in the Offer. Failure to pay within the time specified in the Offer shall render the Offer and the exercise by the Optionor null and void and Rubicon will then be under no obligation to present further offers to the Optionor with respect to the concentrates specified in the original Offer.

         (b) For the purposes of this Section 8, "Commercial Production" shall mean the commercial operation of the Property, or a portion thereof, but does not include milling or other treatment for the purposes of testing or milling or leaching by a pilot plant during the initial tune-up period of a plant. Commercial Production will be deemed to have commenced:

                  (i) if a plant is located on the Property, or a portion thereof, on the first day of the month following the first period of 30 consecutive days during which mineral products or other concentrates from the Property, or a portion thereof, have been processed through such plant for not less than 15 days at an average rate of not less than 66?% of the initial rated capacity of such plant; or
                  (ii) if no plant is located on the Property or a portion thereof, on the first day of the month following the first period of 30 consecutive days during which are or other concentrates from the Property, or a portion thereof, have been shipped from the Property, or a portion thereof, on a reasonably regular basis for the purpose of earning revenue.

         (c) Rubicon has no obligation to put the Property, or a portion thereof, into Commercial Production and any decision to place the Property, or a portion thereof, into Commercial Production shall be at the sole discretion of Rubicon and this Agreement shall not be construed as creating an obligation upon Rubicon to put the Property, or a portion thereof, into Commercial Production. In the event that the Property, or a portion thereof, is put into Commercial Production, Rubicon shall be entitled in its sole discretion to suspend, curtail or terminate Commercial Production at any time.

17. Rubicon shall indemnify and save harmless the Optionor from any and all claims arising out of the operations which Rubicon or its agents may conduct upon the Property from August 28, 1998 to the date of termination of this Agreement and any and all claims arising with respect to the remaining 25% interest in the Property, including those arising as a result of the transfer by to the Optionor to Rubicon of the Mining Lease as contemplated by Sections 8 and 9 of this Agreement. The Optionor shall indemnify and save harmless Rubicon from and against any and all claims arising from or in relation to the Property or operations or activities carried out upon the Property prior to August 28, 1998 as a result of the Optionor's previous activities on the Property, including but not limited to liability for environmental reclamation or rehabilitation that may be required. Notwithstanding the foregoing, the obligations of the Optionor under this Section 17 shall terminate on the earlier of:

         (a) the date upon which Rubicon exercises the option granted hereunder and acquires the Optionor's 75% undivided right, title and interest in the Property;

         (b)      August 31, 2002; or

         (c)      the date of termination of this Agreement.

18.      (a)      Until the date that Rubicon has issued the 100,000 Rubicon
                  Shares as contemplated by subsection 4(b), neither party shall, except as permitted in this Section 18, sell or assign the whole or any part of its rights or interest in the Property or this Agreement, without the prior written consent of the other party not to be unreasonably withheld, provided that it is understood that it shall not be unreasonable for a party to withhold its consent on the basis that the proposed purchaser, assignee or transferee lacks sufficient financial capacity or technical expertise with which to carry out its obligations hereunder;

         (b)      nothing in this Section 18 shall prevent:

                  (i) a sale or assignment by a party of all or any portion of its rights or interest, in the Property or this Agreement to an Affiliated Company (as such term is defined in subsection 1(2) of the OSA), provided that the Affiliated Company remains as such for a period of not less than one (1) year after such sale or assignment, failing which the other party shall have the right to require that its consent shall be necessary for such sale or assignment to remain valid; or
                  (ii) a party from entering into an amalgamation or corporate reorganization which will have the effect in law of the amalgamated or surviving company possessing all of the property, rights and interests and being subject to all the debts, liabilities, and obligations of each amalgamating or predecessor company;

         (c) before the completion of any sale or assignment by a party of the whole or any part of its rights or interest in the Property or this Agreement to an Affiliated Company or otherwise, the purchasing party shall, at the election of the party not selling, enter into an agreement with the party not selling on the same terms and conditions as set out in this Agreement; and

         (d) for greater certainty, once Rubicon has issued the 100,000 Rubicon Shares in its capital as contemplated by subsection 4(b) hereof, Rubicon shall have a right of first refusal with respect to the Optionor's 1.5% NSR. In the event that the Optionor elects to assign or transfer all or a part of its interest with respect to its 1.5% NSR, the Optionor shall first offer (the "Offer") such interest (the Offered Interest") to Rubicon, by notice in writing, for acquisition by Rubicon. Rubicon shall have a period of fourteen (14) business days to accept the Offer, failing which the Optionor shall be free to sell, transfer or otherwise deal with the Offered Interest.

19. Nothing contained in this Agreement shall be deemed to constitute a party an agent or legal representative of the other party or to create any fiduciary relationship for any purpose whatsoever. Except as otherwise specifically provided in this Agreement, a party shall not have any authority to act for, or to assume any obligation or responsibility on behalf of any other party. Except as expressly provided in this Agreement, each party shall have the free and unrestricted right independently to engage in and receive the full benefits of any and all business endeavors of any sort whatsoever not related to the Property, whether or not competitive with the endeavors contemplated herein, without consulting or inviting or allowing the other any interest therein. No party shall be under any fiduciary or other duty to the other which will prevent it from engaging in or enjoying the benefits of competing endeavors within the general scope of the endeavors contemplated by this Agreement. The legal doctrines of "corporate opportunity" or "business opportunity" sometimes applied to joint ventures or other fiduciaries shall not apply in the case of any other endeavour of a party.

20. The parties agree that this Agreement shall be interpreted and governed according to the laws of the Province of British Columbia and the laws of Canada applicable therein.

21. Any notice or election permitted or required to be given hereunder shall be in writing and shall be effective if delivered by hand or facsimile or if mailed postage prepaid to the address of a party written below or to such other address as a party shall inform the others by like notice:

Rubicon Minerals Corporation          Noranda Inc.
Suite 888, 1100 Melville Street       Suite 2700, 1 Adelaide Street East
Vancouver, BC                         Toronto, ON
V6E 4A3                               M5C 2Z5

Tel: (604) 623-3333                   Attention: Director, Canadian Exploration
Fax: (604) 623-3355                   Tel: (416) 982-7111
                                      Fax: (416) 982-3525

22. Any such notice will, if delivered by hand or facsimile be deemed to have been given and received on the day it was delivered by hand or facsimile and if mailed, be deemed to have been given and received on the fifth business day following the day of mailing, except in the event of a disruption of postal service, in which case notice if mailed will be deemed to be received on the seventh day following he resumption of normal postal service.

23. No party hereto shall be liable to the others and no party hereto shall be deemed in default under this Agreement for any failure or delay to perform any of its covenants and agreements caused or arising out of any act not within the control of the party, excluding lack of funds but including, without limitation, acts of God, strikes, lockouts, or other industrial disputes, acts of the public enemy, riots, fire, storm, flood or other natural disaster, explosion, government restriction, failure to obtain any approvals required from regulatory authorities, including environmental protection agencies, unavailability of equipment, interference of environmentalists or native rights pressure groups or other causes whether of the kind enumerated above or otherwise which are not reasonably within the control of the party. No right of a party shall be affected for failure or delay of the party to meet any condition of this Agreement, which failure or delay is caused by one of the events above referred to, and all times provided for in this Agreement shall be extended for a period commensurate with the period of the delay caused by the events above referred to, provided however, that nothing contained in this Section 23 shall require any party to settle any industrial dispute or to test the constitutionality of any law enacted by any Province or the Federal Government of Canada. Any party relying on the provisions of this
         Section 23 shall forthwith give notice to the other party of the commencement of such event and of its end.

24. This Agreement shall be binding upon the parties hereto and their respective successors and permitted assigns.

25.      Time shall be of the essence hereof.

26. This Agreement including schedules attached hereto, constitutes the entire agreement between Rubicon and the Optionor pertaining to the Optionor's 75% undivided right, title and interest in the Property and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written between Rubicon and the Optionor, and there are no warranties, representations or other agreements between Rubicon and the Operator in connection with the Property except as specifically set forth herein.

27.      This Agreement shall be effective from and as of August 28, 1998.

28. This Agreement is subject to receipt by the VSE for filing and to the condition that all regulatory consents required for the carrying out of this Agreement shall have been obtained.

29. The parties consent to the recording of this Agreement with the Registry of Confidential Agreements, Mineral Claims Recorders Office, Department of Mines & Energy, Government of Newfoundland to comply with the provisions of the Mineral Act.

30. This Agreement may be executed in counterparts, all of which taken together shall constitute one and the same instrument and anyone of the parties may .execute this Agreement by signing and delivering same by facsimile, telegraph, cable or otherwise in writing, each delivery by any means to be deemed to be "in writing" for the purpose of this Agreement.

         If the foregoing terms and conditions reflect our agreement, please execute and return the enclosed duplicate copies of this letter and we shall consider it to be a binding agreement.

                                          Yours very truly,

                                          RUBICON MATERIALS CORPORATION


                                          Per:            /s/
                                               --------------------------
                                               Authorized Signatory


Acknowledged and agreed to as of the ____ day of _______, 1999.

NORANDA INC.


Per:           /s/
     -------------------------
     Authorized Signatory

Per:           /s/
     -------------------------
     Authorized Signatory

PROVINCE OF       )      IN THE MATTER
ONTARIO           )      OF AN
TO WIT:           )      AGREEMENT


                             AFFIDAVIT OF EXECUTION

         I, Hillar Pinna, of 23 Munford Crescent, the City of Toronto, Province of Ontario, MAKE OATH AND SAY THAT:

1. I was presently present and did see the annexed Agreement duly executed by Noranda Inc. under its corporate seal and the hands of David Stevens and David Gower, on the 7th day of June, 1999;

2. I know the said parties and know the said parties to be V.P. -- Exploration and Director -- Canadian Exploration of Noranda Inc.;

3. The signatures "David Stevens" and "David Gower" subscribed to the said Agreement are the proper handwriting of the said David Stevens and David Gower respectively and the seal attached thereto is the corporate seal of Noranda Inc.

SWORN BEFORE ME at the City of                            )
Toronto, in the Province of Ontario, this                 )
28th day of June, 1999                                    )
                                                          )
/s/                                                       )    /s/
------------------------------------------------------    )    -----------------
A Notary Public for and within the Province of Ontario    )


PROVINCE OF           )      IN THE MATTER
BRITISH COLUMBIA      )      OF AN
TO WIT:               )      AGREEMENT


                             AFFIDAVIT OF EXECUTION

         I, Sandra Miller, of 1040 - 1055 West Hastings Street, Vancouver, British Columbia, MAKE OATH AND SAY THAT:

1. I was presently present and did see the annexed Agreement duly executed by Rubicon Minerals Corporation under its corporate seal and the hand of Michael Gray, a director, on the 7th day of June, 1999;

2. I know the said party and know the said party to be a director of Rubicon Minerals Corporation;

3. The signature "Michael J. Gray" subscribed to the said Agreement is the proper handwriting of the said Michael Gray and the seal attached thereto is the corporate seal of Noranda Inc.

SWORN BEFORE ME at the City of                            )
Vancouver, in the Province of British Columbia,           )
this 17th day of June, 1999                               )
                                                          )
/s/                                                       )   /s/
-----------------------------------------------           )   ------------------
A Notary Public for and within the Province of            )
British Columbia

                      SCHEDULE "A" TO THE OPTION AGREEMENT
                         DATED THE 14TH DAY OF MAY, 1999
                                     BETWEEN
                        RUBICON MINERALS CORPORATION AND
                                  NORANDA INC.


PROPERTY NAME                   MINING DIVISION                     MINING LEASE

Point Leamington                Green Bay, NF                        136 (2655)

                      SCHEDULE "B" TO THE OPTION AGREEMENT
                         DATED THE 14TH DAY OF MAY, 1999
                                     BETWEEN
                        RUBICON MINERALS CORPORATION AND
                                  NORANDA INC.

1. Net Smelter Returns shall mean any and all amounts received, from time to time, by the party obligated to pay the royalty (the "Owner") for product extracted from ore mined from the Property, deducting therefrom all expenses relating to the treatment of such product at any smelter, refinery or mint, including all costs and charges for the treatment, tolling, smelting, refining or minting of such product and all costs and charges associated therewith, such as costs and charges in respect of transportation, insurance, handling, weighing, sampling, assaying and marketing, as well as penalties, representation charges, referee's fees and expenses, import taxes and export taxes; that is to say, Net Smelter Returns shall mean the net amount received by the Owner from a smelter, refinery or mint, as the case may be, less all costs and charges associated with marketing, selling and delivering the product to the smelter, refinery or mint, as the case may be.

2. If the product is treated at a smelter, refinery or mint owned, operated or controlled by the Owner or an affiliate of it, all costs and charges referred to in paragraph 1 hereof shall be equivalent to the prevailing competitive rates charges by similar smelters, refineries or mints, as the case may be, in arm's length transactions for the treatment of like quantities and quality of product.

3. Net Smelter Returns shall be calculated by the Owner at the end of the calendar quarter in which the ores or concentrates from the Property were sold or otherwise deemed disposed of and payment to the party entitled to receive such payment (the "Royalty Holder") shall be made by the Owner within 45 days after the end of each quarter.

4. The Owner shall provide the Royalty Holder with an annual statement of the Net Smelter Returns as of the end of each December 31st on or before the 31st day of March following such 31st day of December. The Owner shall maintain adequate records which shall be made available to the Royalty Holder for a period of eight (8) months following the delivery of such annual statement by the Owner so as to enable the Royalty Holder to verify the correctness of its determination of Net Smelter Returns. The determination of whether an entry has been properly categorized or calculated shall be finally made by an independent auditor to be appointed by the Owner if the parties cannot agree between themselves, provided, however, that after the eighth month following the delivery of an annual statement, such annual statement shall be deemed to be correct and the Royalty Holder shall waive all of its rights to challenge same.

5. For the purposes of determining whether an amount received by the Owner is properly received on account of "product extracted from ore mined from the Property", as defined in paragraph 1 hereof, the parties agree that all amounts received by the Owner on account of future sales contracts, hedging programs or other commodity arrangements which relate to product extracted (or to be extracted) from ore mined (or to be mined) from the Property shall be deemed to be subject to the Net Smelter Returns Royalty and the Royalty Holder shall be entitled to receive payments in respect thereof.

                                  SCHEDULE "C"
                                  ------------

                                MFC BANCORP'S NSR
                                -----------------

                  [Letterhead of Rubicon Minerals Corporation]

May 14, 1999

MFC Bancorp Ltd.
6 Cours de Rive
P.O. Box 3540
1211 Geneva 3, Switzerland

Attention: Mr. Michael Smith
----------------------------

Dear Sirs:

RE:      POINT LEAMINGTON PROPERTY, NEWFOUNDLAND

Further to the letter agreement (the "Letter Agreement") made as of September 2, 1998 between MFC Merchant Bank S.A. and Rubicon Minerals corporation ("Rubicon"), Rubicon hereby writes this letter to set forth the terms of our agreement with respect to the purchase, to be effective today, of the 22.5% beneficial interest in certain mineral properties located in Newfoundland known as the Point Leamington Property and more particularly described in Schedule "A" attached hereto (hereinafter referred to as the "Property") formerly held by MFC Bancorp S. A. and now held by MFC Bancorp Ltd. (collectively, with the MFC Merchant Bank S.A., referred to herein as "MFC").

The terms of our Agreement are as follows:

TERMINATION OF LETTER AGREEMENT

1. The parties acknowledge that the Letter Agreement pursuant to which MFC agreed to sell to Rubicon and Rubicon agreed to purchase a 25% beneficial interest in the Property is hereby terminated and for greater certainty this Agreement, including schedules attached hereto, constitutes the entire agreement between Rubicon and MFC pertaining to MFC's interest in the Property and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written between Rubicon and MFC, and there are no warranties, representations or other agreements between Rubicon and MFC in connection with the Property except as specifically set forth herein.

PURCHASE AND SALE

2. At the Closing Time (as defined below), subject to the terms and conditions set forth in this Agreement, MFC hereby agrees to sell and forever transfer to Rubicon and Rubicon hereby agrees to purchase from MFC, the 22.5% beneficial interest of MFC in the Property for and in consideration of Rubicon paying to MFC the amount of $10,000.

CLOSING

3. The closing of the purchase and sale contemplated by Section 2 above shall occur at 10:00 a.m. (Vancouver time) on the first business day after the date this Agreement is executed or such other date as is mutually agreeable to the parties (the "Closing Time"). At the Closing Time:

         (a) MFC shall deliver to Rubicon all such documentation as is reasonably available to MFC or in MFC's possession; and

         (b) Rubicon shall deliver to MFC all such documentation as is reasonably required by MFC.

NET SMELTER RETURNS ROYALTY

4. If there is any production from the Property such that product is extracted from ore mined from the Property, 0.5% net smelter returns royalty ("NSR") will be payable from Rubicon to MFC with respect to 22.5% beneficial interest in the Property held by MFC in accordance with the provision of Schedule "B" attached hereto. Once Rubicon has acquired MFC's 22.5% beneficial interest in the Property in accordance with Section 2 above, MFC shall have no remaining rights with respect to the Property apart from the 0.5% NSR described in this Section
4. Notwithstanding the foregoing, Rubicon may purchase from MFC the 0.5% NSR at any time in consideration of the payment by Ruicon to MFC of $500,000.

REGISTRATION

5. Rubicon shall be entitled to record this Agreement as evidence of its interest in the Property and each party agrees to execute and deliver all necessary documents to facilitate such recordings from time to time in order to comply with Section 6 of the MINERAL ACT (Newfoundland) (the "Mineral Act").

ACKNOWLEDGMENT AND COVENANTS

6. The parties hereby acknowledge that the due diligence review with respect to MFC's 22.5% beneficial interest in the Property has not been completed to date. Accordingly, notwithstanding any other provision contained herein, the parties acknowledge that MFC is making no representation or warranty including with respect to its interest in the Property. For greater certainty, MFC shall in no way be liable to Rubicon whatsoever in the event that MFC's beneficial interest in the Property is, as a result of the due diligence review contemplated hereby, determined to be less than 22.5%.

GENERAL

7. The parties agree that this Agreement shall be interpreted and governed according to the laws of the Province of British Columbia and the laws of Canada applicable therein.

8. This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

9. All references to dollar amounts in this Agreement are to Canadian dollars unless expressly stated otherwise.

10. The parties hereto agree to do all such things, carry out all such acts and to execute and deliver all such documents, including further agreements, notices and other instruments as may be necessary or useful for the purpose of giving full effect to this Agreement.

11. This Agreement shall be effective from and as of September 2, 1998.

12. The parties consent to the recording of this Agreement with the Registry of Confidential Agreements, Mineral Claims Recorders Office, Department of Mines & Energy, Government of Newfoundland to comply with the provision of the Mineral Act.

13. This Agreement may be executed in several counterparts, each of which taken together shall constitute one and the same instrument, and anyone of the parties may execute this Agreement by signing and delivering same by facsimile, telegraph, cable or otherwise in writing, each delivery by any means to be deemed "in writing" for the purpose of this Agreement.

If the foregoing terms and conditions reflect our agreement, please execute and return a copy of this letter and we shall consider it to be a binding agreement.

Yours very truly,

RUBICON MINERALS CORPORATION

Per: /s/
     ------------------------
     Authorized Signatory


Accepted and agreed to as of the 14th day of May, 1999.


MFC BANCORP LTD

Per: /s/
     ------------------------
     Authorized Signatory

PROVINCE OF       )        IN THE MATTER
BRITISH COLUMBIA  )        OF AN
TO WIT:           )        AGREEMENT


                             AFFIDAVIT OF EXECUTION

         I, Warren Brown, of 2436 W 7 Ave., Vancouver, British Columbia, MAKE OATH AND SAY THAT:

1. I was presently present and did see the annexed Agreement duly executed by Rubicon Minerals Corporation under its corporate seal and the hand of Douglas Forster, a director, on the 14th day of May, 1999;

2. I know the said party and know the said party to be a director of Rubicon Minerals Corporation;

3. The signature "Douglas Forster" subscribed to the said Agreement is the proper handwriting of the said Douglas Forster and the seal attached thereto is the corporate seal of Rubicon Minerals Corporation.

SWORN BEFORE ME at the City of                            )
Vancouver, in the Province of British Columbia,           )
this 14th day of May, 1999                                )
                                                          )
/s/                                                       )   /s/
---------------------------------------------------       )   ------------------
A Notary Public for and within the Province of            )
British Columbia


IN THE CITY OF VANCOUVER                    )      IN THE MATTER
B.C.                                        )      OF AN
TO WIT:                                     )      AGREEMENT

                             AFFIDAVIT OF EXECUTION

         I, Warren Brown, of 2436 W 7 Ave., in the City of Vancouver, Province of British Columbia, MAKE OATH AND SAY THAT:

1. I was presently present and did see the annexed Agreement duly executed by MFC Bancorp Ltd. under its corporate seal and the hand of James Carter, a Vice President, on the 14th day of May, 1999;

2. I know the said party and know the said party to be a Vice President of MFC Bancorp Ltd.;

3. The signature "James Carter" subscribed to the said Agreement is the proper handwriting of the said James Carter and the seal attached thereto is the corporate seal of MFC Bancorp Ltd.

SWORN BEFORE ME at the City of                            )
Vancouver, in the Province of British Columbia,           )
this 14th day of May, 1999                                )
                                                          )
/s/                                                       )   /s/
------------------------------------------------          )   ------------------
A Notary Public for and within the Province of            )
British Columbia

                          SCHEDULE "A" TO THE AGREEMENT
                         DATED THE 14TH DAY OF MAY, 1999
                                     BETWEEN
                        RUBICON MINERALS CORPORATION AND
                                MFC BANCORP LTD.

PROPERTY NAME                    MINING DIVISION                    MINING LEASE
-------------                    ---------------                    ------------

Point Leamington                 Green Bay, NF                      136(2655)

                          SCHEDULE "B" TO THE AGREEMENT
                         DATED THE 14TH DAY OF MAY, 1999
                                     BETWEEN
                        RUBICON MINERALS CORPORATION AND
                                MFC BANCORP LTD.

1. Net Smelter Returns shall mean any and all amounts received, from time to time, by the party obligated to pay the royalty (the "Owner") for product extracted from ore mined from the Property, deducting therefrom all expenses relating to the treatment of such product at any smelter, refinery or mint, including all costs -and charges for the treatment, tolling, smelting, refining or minting of such product and all costs and charges associated therewith, such as costs and charges in respect of transportation, insurance, handling, weighing, sampling, assaying and marketing, as well as penalties, representation charges, referee's fees and expenses, import taxes and export taxes; that is to say, Net Smelter Returns shall mean the net amount received by the Owner from a smelter, refinery or mint, as the case may be, less all costs and charges associated with marketing, selling and delivering the product to the smelter, refinery or mint, as the case may be.

2. If the product is treated at a smelter, refinery or mint owned, operated or controlled by the Owner or an affiliate of it, all costs and charges referred to in paragraph 1 hereof shall be equivalent to the prevailing competitive rates charges by similar smelters, refineries or mints, as the case may be, in arm's length transactions for the treatment of like quantities and quality of product

3. Net Smelter Returns shall be calculated by the Owner at the end of the calendar quarter in which the ores or concentrates from the Property were sold or otherwise deemed disposed of and payment to the party entitled to receive such payment (the "Royalty Holder") shall be made by the Owner within 45 days after the end of each quarter.

4. The Owner shall provide the Royalty Holder with an annual statement of the Net Smelter Returns as of the end of each December 31st on or before the 31st day of March following such 31st day of December. The Owner shall maintain adequate records which shall be made available to the Royalty Holder for a period of eight (8) months following the delivery of such annual statement by the Owner so as to enable the Royalty Holder to verify the correctness of its determination of Net Smelter Returns. The determination of whether an entry has been properly categorized or calculated shall be finally made by an independent auditor to be appointed by the Owner if the parties cannot agree between themselves, provided, however, that after the eighth month following the delivery of an annual statement, such annual statement shall be deemed to be correct and the Royalty Holder shall waive all of its rights to challenge same.

5. For the purposes of determining whether an amount received by the Owner is properly received on account of "product extracted from ore mined from the Property", as defined in paragraph 1 hereof, the parties agree that all amounts received by the Owner on account of future sales contracts, hedging programs or other commodity arrangements which relate to product extracted (or to be extracted) from are mined (or to be mined) from the Property shall be deemed to be subject to the Net Smelter Returns Royalty and the Royalty Holder shall be entitled to receive payments in respect thereof.